UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2012

GREEN EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada		20-2889663
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1015 W. Newport Center Drive, Suite 105, Deerfield Beach, Florida 33442
(Address of principal executive offices)(Zip Code)

(954) 573-1709
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2012, Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a Letter of Intent (the “Letter of Intent”) to acquire the assets and certain disclosed fixed liabilities of Holdings Energy Inc., a Florida corporation (“Holdings Energy”)

The Company had previously entered into a letter of intent on March 24, 2012 to acquire Holdings Energy Inc., in a stock-for-stock transaction, whereby Holdings Energy would become a subsidiary of the Company.

Under the transactions contemplated by the Letter of Intent, the Company will issue restricted shares of its common stock (the “Common Shares”) and a new board of directors will be chosen prior to the closing of the asset purchase.

In exchange for the Common Shares, Holdings Energy will transfer to the Company, the assets and certain disclosed fixed liabilities of Holdings Energy.

At the close of the acquisition, it is contemplated that the Board will consist of five directors, that three of such directors will be designated by the Holdings Energy Stockholders, and that one of the Holdings Energy designees will be required to be independent of Holdings Energy.

The completion of the asset purchase will be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive asset purchase agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy stockholders.

Subject to the satisfaction of the above conditions and other customary conditions, the definitive asset purchase agreement is anticipated to be executed on or around May 15, 2012. However, there can be no assurances that the definitive asset purchase agreement will be completed.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter of Intent entered into by and between Green Equity Holdings, Inc., and Holdings Energy, Inc., dated May 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN EQUITY HOLDINGS, INC.

Dated: May 2, 2012	By: /s/Raimundo Dias
Raimundo Dias
Title: President